UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): May 11, 2009

WELLQUEST MEDICAL & WELLNESS CORPORATION

(Exact name of registrant as specified in charter)

Oklahoma	333-149260	20-1842879
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3400 SE Macy Rd, #18, Bentonville, Arkansas	72712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 845-0880

Copies to:

Gregory Sichenzia, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2009, WellQuest Medical & Wellness Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with Regent Private Capital, LLC (“Regent”). Pursuant to the Agreement, the Company and Regent agreed to exchange $443,123.28 of outstanding debt (the “Outstanding Debt”) owed by the Company to Regent for a convertible debenture (the “Debenture”) in the principal face amount of the Outstanding Debt. The Outstanding Debt was bridge financing provided by Regent to the Company from time to time that was payable on demand. In connection with the Agreement, the Company issued 1,250,000 shares of the Company’s common stock to Regent. The Agreement was made effective as of April 1, 2009. Lawrence Field, one of the Company’s directors, is the Managing Partner of Regent.

The Debenture will be due and payable three years from April 1, 2009, and shall accrue interest at the rate of 10% per annum. The Debenture will be convertible into shares of common stock of the Company at a conversion price of $0.08888 per share, subject to change as per the terms of the Debenture.

ITEM 2.02	Results of Operations and Financial Condition

On May 13, 2009, the Company announced its operating results for the first fiscal quarter ended March 31, 2009. A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01 Letter Agreement, dated as of May 11, 2009 and effective as of April 1, 2009, by and between WellQuest Medical & Wellness Corporation and Regent Private Capital, LLC

10.02 Convertible Debenture issued to Regent Private Capital, LLC

99.1   Press Release, dated May 13, 2009, issued by WellQuest Medical & Wellness Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLQUEST MEDICAL & WELLNESS CORPORATION

Dated: May 14, 2009	BY:	/s/ GREG PRIMM
Greg Primm Chief Financial Officer